PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION STOCKHOLDERS
APPROVE BUSINESS COMBINATION AGREEMENT WITH
NAYARIT GOLD

NEW YORK, July 6, 2010 - Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) announced that, at its special meeting of stockholders held July 2, its stockholders voted to approve the proposed business combination with Nayarit Gold, Inc. (TSX.V:NYG).  Closing of the transaction is expected to take place as soon as practicable, following compliance with all closing conditions including the approval of the Nayarit Gold, Inc. shareholders at its special meeting scheduled to be held July 12, 2010. The Company anticipates that the transaction will close in August although that cannot be assured.

Stephen M. Cooper, Chairman of the Board, stated, “We are pleased with the outcome of the vote.  On behalf of the Board and management team, I want to thank our stockholders for their support throughout this process. We believe the combination of Capital Gold and Nayarit Gold will create significant value for our stockholders and position us for further growth. We look forward to closing the transaction as promptly as possible."

Under the terms of the agreement, all of Nayarit Gold common shares issued and outstanding immediately prior to the consummation of the business combination (other than Common Shares held by dissenting stockholders of Nayarit) shall become exchangeable at a rate of 0.134048 shares of Capital Gold common stock for each one (1) Nayarit Gold Common Share.

About Capital Gold
Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico. It also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

About Nayarit Gold Inc.
Nayarit Gold Inc. is a Canadian junior resource company with its flagship property in the state of Nayarit, Mexico. The Orion District is in excess of 105,000 contiguous hectares, and contains a NI 43-101 compliant Preliminary Economic Assessment showing the potential for the mining of 1.182 million tonnes with a gold grade of 2.79 g/t and silver grade of 267.0 g/t. Management’s goal is to build a profitable resource company and maximize shareholder value through successful exploration programs and continued development. Further information is available on Nayarit’s website, www.nayaritgold.com

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding a national stock exchange listing and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com